Exhibit 3.1

Nightingale, Inc.

Form 8-K

File No. 33-23429-D

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

NIGHTINGALE, INC.

 Nightingale, Inc. (the “Corporation”) was formed and is existing under the Utah Revised Business Corporation Act (“URBCA”).   The Corporation hereby adopts these Amended and Restated Articles of Incorporation, which restate, integrate and amend the Corporation's Articles of Incorporation. These Amended and Restated Articles of Incorporation, including the amendments adopted hereby, have been duly adopted by the Board of Directors and Shareholders of the Corporation in accordance with the provisions of Section 16-10a-1003, Section 16-10a-1006 and Section 16-10a-1007 of the URBCA.

ADOPTION OF AMENDED AND RESTATED ARTICLES OF INCORPORATION

The Amended and Restated Articles of Incorporation set forth below were duly adopted by the written consent of shareholders of the Corporation in lieu of a meeting of shareholders held  in the manner prescribed by the URBCA and the Bylaws of the Corporation, as follows:

Voting Number of Undisputed No.

Group Shares Votes of Votes

Designation Outstanding Allowed  Represented

Common Stock 3,000,000 3,000,000 1,658,000

The shareholders voted as follows on such Amended and Restated Articles of Incorporation:

Voting Group Votes For Votes Against

Designation Amendments Amendments

Common Stock 1,658,000 -0-

The number of shares cast for the Amended and Restated Articles of Incorporation by the sole voting group was sufficient for approval thereof by the voting group. The Corporation's Amended            and Restated Articles of Incorporation are as follows:

ARTICLE I

Name

The name of this corporation is Nightingale, Inc.

ARTICLE II

Period of Duration

The Corporation shall continue in existence perpetually unless sooner dissolved according to law.

ARTICLE III

Purposes

  The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Revised Business Corporation Act of the State of Utah

.

ARTICLE V

Capitalization

 (a)  Authorized Shares. The total number of shares of stock which the corporation shall have authority to issue is 200,000,000 shares of common stock, par value $.001 per share, consisting of 175,000,000 shares of common stock, par value $.001 per share and 25,000,000 shares of preferred stock, par value $.001 per share.

 (b) Common Stock.   Each holder of common stock, as such, shall be entitled to one vote for each share of common stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of common stock, as such, shall not be entitled to vote on any amendment to these Amended and Restated Articles of of Incorporation (including any certificate of designations relating to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to these Amended and Restated Articles of Incorporation (including any certificate of designations relating to any series of preferred stock) or pursuant to the URBCA.

 (c) Preferred Stock.  Shares of preferred stock may be issued in one or more series, from time to time, with each such series to consist of such number of shares and to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the board of directors of the corporation, and the board of directors is hereby expressly vested with the authority, to the full extent now or hereafter provided by law, to adopt any such resolution or resolutions. The authority of the board of directors with respect to each series of preferred stock shall include, but not be limited to, determination of the following:

   (i) The number of shares constituting that series and the distinctive designation of that series;

   (ii) The dividend rate or rates on the shares of that series, the terms and conditions upon which and the periods in respect of which dividends shall be payable, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

   (iii) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

   (iv) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the board of directors shall determine;

   (v) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in the event of redemption, which amount may vary under different conditions and at different redemption dates;

   (vi) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

   (vii)  The rights of the shares of that series in the event of voluntary or involuntary liquidation, distribution of assets, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series; and

   (viii) Any other relative rights, powers, and preferences, and the qualifications, limitations and restrictions thereof, of that series.

ARTICLE VI

Reverse Stock Split

 At the effective time of the filing of these Amended and Restated Articles of Incorporation of the Corporation with the Division of Corporations and Commercial Code, Department of Commerce, State of Utah pursuant to the URBCA (the "Effective Time"), each share of the Corporation's Common Stock, par value $0.001 per share (the "Old Common Stock"), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into one-third (1/3) of a share of Common Stock, par value $0.001 per share (the "New Common Stock"), of the Corporation. Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of the New Common Stock as equals the product obtained by multiplying the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Time by one-third (1/3). No fractional shares of New Common Stock of the Corporation shall be issued.  Each holder of Old Common Stock at the Effective Time who would otherwise be entitled to a fraction of a share shall, in lieu thereof, receive, upon surrender to the exchange agent of certificates representing such shares, one additional whole share

ARTICLE VII

Bylaws

 In furtherance and not in limitation of the powers conferred by law, the board of directors is expressly authorized to make, alter, amend and repeal the By-laws of the corporation subject to the power of the stockholders of the corporation to alter, amend or repeal the bylaws; provided, however, that with respect to the powers of stockholders to make, alter, amend or repeal the bylaws, the affirmative vote of the holders of at least  a majority of the capital stock of the corporation entitled to vote generally in an election of directors, voting together as a single class, shall be required to make, alter amend or repeal the bylaws of the corporation.

ARTICLE VIII

Board of Directors

 The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws of the Corporation.   Election of directors at an annual or special meeting of stockholders need not be by written ballot unless the Bylaws of the Corporation shall so provide

ARTICLE IX

No Personal Liability for Money Damages

  To the fullest extent permitted by the URBCA or any other applicable law as now in effect or as it may hereafter be amended, a director of this corporation shall not be personally liable to the corporation or its shareholders for monetary damages for any action taken or any failure to take any action, as a director.  Neither any amendment nor appeal of this Article IX, nor the adoption of any provision of these Articles of Incorporation inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE X

Indemnification

 Mandatory and optional indemnification of the Corporation’s officers, directors and others shall be pursuant to the Corporation’s Bylaws.

[Next Page is Signature Page]

Signature Page to

Amended and Restated Articles of Incorporation

  IN WITNESS WHEREOF, the undersigned vice president, having been thereunto duly authorized, have executed the foregoing Amended and Restated Articles of Incorporation for the Corporation this _____ day of _________, 2014 and under penalties of perjury declares that these Amended and Restated Articles of Incorporation have been examined by the undersigned and is, to the best of the undersigned's knowledge and belief, true correct and complete

 Dated: ________________, 2014

       ________________________________

       Mark A. Scharmann, Vice President

4828-5880-8858, v.  1

Endnotes

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